EXHIBIT 4.10

2004-C
(Multicurrency—Cross Border)	CLASS C SWAP

ISDA®

International Swap Dealers Association, Inc.

MASTER AGREEMENT

dated as of September 22, 2004

Barclays Bank PLC (“Party A”)	and	World Financial Network Credit Card Master Note Trust (“Party B”)

have entered and/or anticipate entering into one or more transactions (each a “Transaction”) that are or will be governed by this Master Agreement, which includes the schedule (the “Schedule”), and the documents and other confirming evidence (each a “Confirmation”) exchanged between the parties confirming those Transactions.

Accordingly, the parties agree as follows:—

1.             Interpretation

(a)           Definitions.  The terms defined in Section 14 and in the Schedule will have the meanings therein specified for the purpose of this Master Agreement.

(b)           Inconsistency.  In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail.  In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement (including the Schedule), such Confirmation will prevail for the purpose of the relevant Transaction.

(c)           Single Agreement.  All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this “Agreement”), and the parties would not otherwise enter into any Transactions.

2.             Obligations

(a)           General Conditions.

(i)            Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

(ii)           Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency.  Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

(iii)          Each obligation of each party under Section 2(a)(i) is subject to (1) the condition precedent that no Event of Default or Potential Event of Default with respect to the other party has occurred and is continuing, (2) the condition precedent that no Early Termination Date in respect of the relevant Transaction has occurred or been effectively designated and (3) each other applicable condition precedent specified in this Agreement.

Copyright © 1992 by International Swap Dealers Association, Inc.

(b)           Change of Account.  Either party may change its account for receiving a payment or delivery by giving notice to the other party at least five Local Business Days prior to the scheduled date for the payment or delivery to which such change applies unless such other party gives timely notice of a reasonable objection to such change.

(c)           Netting.  If on any date amounts would otherwise be payable:—

(i)            in the same currency; and

(ii)           in respect of the same Transaction,

by each party to the other, then, on such date, each party’s obligation to make payment of any such amount will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable by one party exceeds the aggregate amount that would otherwise have been payable by the other party, replaced by an obligation upon the party by whom the larger aggregate amount would have been payable to pay to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

The parties may elect in respect of two or more Transactions that a net amount will be determined in respect of all amounts payable on the same date in the same currency in respect of such Transactions, regardless of whether such amounts are payable in respect of the same Transaction.  The election may be made in the Schedule or a Confirmation by specifying that subparagraph (ii) above will not apply to the Transactions identified as being subject to the election, together with the starting date (in which case subparagraph (ii) above will not, or will cease to, apply to such Transactions from such date).  This election may be made separately for different groups of Transactions and will apply separately to each pairing of Offices through which the parties make and receive payments or deliveries.

(d)           Deduction or Withholding for Tax.

(i)            Gross-Up.  All payments under this Agreement will be made without any deduction or withholding for or on account of any Tax unless such deduction or withholding is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, then in effect.  If a party is so required to deduct or withhold, then that party (“X”) will:—

(1)           promptly notify the other party (“Y”) of such requirement;

(2)           pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid by X to Y under this Section 2(d)) promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Y;

(3)           promptly forward to Y an official receipt (or a certified copy), or other documentation reasonably acceptable to Y, evidencing such payment to such authorities; and

(4)           if such Tax is an Indemnifiable Tax, pay to Y, in addition to the payment to which Y is otherwise entitled under this Agreement, such additional amount as is necessary to ensure that the net amount actually received by Y (free and clear of Indemnifiable Taxes, whether assessed against X or Y) will equal the full amount Y would have received had no such deduction or withholding been required.  However, X will not be required to pay any additional amount to Y to the extent that it would not be required to be paid but for:—

(A)          the failure by Y to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d); or

(B)           the failure of a representation made by Y pursuant to Section 3(f) to be accurate and true unless such failure would not have occurred but for (I) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (II) a Change in Tax Law.

(ii)           Liability.  If:—

(1)           X is required by any applicable law, as modified by the practice of any relevant governmental revenue authority, to make any deduction or withholding in respect of which X would not be required to pay an additional amount to Y under Section 2(d)(i)(4);

(2)           X does not so deduct or withhold; and

(3)           a liability resulting from such Tax is assessed directly against X,

then, except to the extent Y has satisfied or then satisfies the liability resulting from such Tax, Y will promptly pay to X the amount of such liability (including any related liability for interest, but including any related liability for penalties only if Y has failed to comply with or perform any agreement contained in Section 4(a)(i), 4(a)(iii) or 4(d)).

(e)           Default Interest; Other Amounts.  Prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party that defaults in the performance of any payment obligation will, to the extent permitted by law and subject to Section 6(c), be required to pay interest (before as well as after judgment) on the overdue amount to the other party on demand in the same currency as such overdue amount, for the period from (and including) the original due date for payment to (but excluding) the date of actual payment, at the Default Rate.  Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.  If, prior to the occurrence or effective designation of an Early Termination Date in respect of the relevant Transaction, a party defaults in the performance of any obligation required to be settled by delivery, it will compensate the other party on demand if and to the extent provided for in the relevant Confirmation or elsewhere in this Agreement.

3.             Representations

Each party represents to the other party (which representations will be deemed to be repeated by each party on each date on which a Transaction is entered into and, in the case of the representations in Section 3(f), at all times until the termination of this Agreement) that:—

(a)           Basic Representations.

(i)            Status.  It is duly organised and validly existing under the laws of the jurisdiction of its organisation or incorporation and, if relevant under such laws, in good standing;

(ii)           Powers.  It has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and any obligations it has under any Credit Support Document to which it is a party and has taken all necessary action to authorise such execution, delivery and performance;

(iii)          No Violation or Conflict.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(iv)          Consents.  All governmental and other consents that are required to have been obtained by it with respect to this Agreement or any Credit Support Document to which it is a party have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(v)           Obligations Binding.  Its obligations under this Agreement and any Credit Support Document to which it is a party constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)           Absence of Certain Events.  No Event of Default or Potential Event of Default or, to its knowledge, Termination Event with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement or any Credit Support Document to which it is a party.

(c)           Absence of Litigation.  There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or any Credit Support Document to which it is a party or its ability to perform its obligations under this Agreement or such Credit Support Document.

(d)           Accuracy of Specified Information.  All applicable information that is furnished in writing by or on behalf of it to the other party and is identified for the purpose of this Section 3(d) in the Schedule is, as of the date of the information, true, accurate and complete in every material respect.

(e)           Payer Tax Representation.  Each representation specified in the Schedule as being made by it for the purpose of this Section 3(e) is accurate and true.

(f)            Payee Tax Representations.  Each representation specified in the Schedule as being made by it for the purpose of this Section 3(f) is accurate and true.

4.             Agreements

Each party agrees with the other that, so long as either party has or may have any obligation under this Agreement or under any Credit Support Document to which it is a party:—

(a)           Furnish Specified Information.  It will deliver to the other party or, in certain cases under subparagraph (iii) below, to such government or taxing authority as the other party reasonably directs:

(i)            any forms, documents or certificates relating to taxation specified in the Schedule or any Confirmation;

(ii)           any other documents specified in the Schedule or any Confirmation; and

(iii)          upon reasonable demand by such other party, any form or document that may be required or reasonably requested in writing in order to allow such other party or its Credit Support Provider to make a payment under this Agreement or any applicable Credit Support Document without any deduction or withholding for or on account of any Tax or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to such other party and to be executed and to be delivered with any reasonably required certification, in each case by the date specified in the Schedule or such Confirmation or, if none is specified, as soon as reasonably practicable.

(b)           Maintain Authorisations.  It will use all reasonable efforts to maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Agreement or any Credit Support Document to which it is a party and will use all reasonable efforts to obtain any that may become necessary in the future.

(c)           Comply with Laws.  It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Agreement or any Credit Support Document to which it is a party.

(d)           Tax Agreement.  It will give notice of any failure of a representation made by it under Section 3(f) to be accurate and true promptly upon learning of such failure.

(e)           Payment of Stamp Tax.  Subject to Section 11, it will pay any Stamp Tax levied or imposed upon it or in respect of its execution or performance of this Agreement by a jurisdiction in which it is incorporated, organised, managed and controlled, or considered to have its seat, or in which a branch or office through which it is acting for the purpose of this Agreement is located (“Stamp Tax Jurisdiction”) and will indemnify the other party against any Stamp Tax levied or imposed upon the other party or in respect of the other party’s execution or performance of this Agreement by any such Stamp Tax Jurisdiction which is not also a Stamp Tax Jurisdiction with respect to the other party.

5.             Events of Default and Termination Events

(a)           Events of Default.  The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any of the following events constitutes an event of default (an “Event of Default”) with respect to such party:—

(i)            Failure to Pay or Deliver.  Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the third Local Business Day after notice of such failure is given to the party;

(ii)           Breach of Agreement.  Failure by the party to comply with or perform any agreement or obligation (other than an obligation to make any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) or to give notice of a Termination Event or any agreement or obligation under Section 4(a)(i), 4(a)(iii) or 4(d)) to be complied with or performed by the party in accordance with this Agreement if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the party;

(iii)          Credit Support Default.

(1)           Failure by the party or any Credit Support Provider of such party to comply with or perform any agreement or obligation to be complied with or performed by it in accordance with any Credit Support Document if such failure is continuing after any applicable grace period has elapsed;

(2)           the expiration or termination of such Credit Support Document or the failing or ceasing of such Credit Support Document to be in full force and effect for the purpose of this Agreement (in either case other than in accordance with its terms) prior to the satisfaction of all obligations of such party under each Transaction to which such Credit Support Document relates without the written consent of the other party; or

(3)           the party or such Credit Support Provider disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, such Credit Support Document;

(iv)          Misrepresentation.  A representation (other than a representation under Section 3(e) or (f)) made or repeated or deemed to have been made or repeated by the party or any Credit Support Provider of such party in this Agreement or any Credit Support Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

(v)           Default under Specified Transaction.  The party, any Credit Support Provider of such party or any applicable Specified Entity of such party (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or an early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Local Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf);

(vi)          Cross Default.  If “Cross Default” is specified in the Schedule as applying to the party, the occurrence or existence of (1) a default, event of default or other similar condition or event (however described) in respect of such party, any Credit Support Provider of such party or any applicable Specified Entity of such party under one or more agreements or instruments relating to Specified Indebtedness of any of them (individually or collectively) in an aggregate amount of not less than the applicable Threshold Amount (as specified in the Schedule) which has resulted in such Specified Indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments, before it would otherwise have been due and payable or (2) a default by such party, such Credit Support Provider or such Specified Entity (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than the applicable Threshold Amount under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

(vii)         Bankruptcy.  The party, any Credit Support Provider of such party or any applicable Specified Entity of such party:—

(1)           is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts; or

(viii)        Merger Without Assumption.  The party or any Credit Support Provider of such party consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer:—

(1)           the resulting, surviving or transferee entity fails to assume all the obligations of such party or such Credit Support Provider under this Agreement or any Credit Support Document to which it or its predecessor was a party by operation of law or pursuant to an agreement reasonably satisfactory to the other party to this Agreement; or

(2)           the benefits of any Credit Support Document fail to extend (without the consent of the other party) to the performance by such resulting, surviving or transferee entity of its obligations under this Agreement.

(b)           Termination Events.  The occurrence at any time with respect to a party or, if applicable, any Credit Support Provider of such party or any Specified Entity of such party of any event specified below constitutes an Illegality if the event is specified in (i) below, a Tax Event if the event is specified in (ii) below or a Tax Event Upon Merger if the event is specified in (iii) below, and, if specified to be applicable, a Credit Event Upon Merger if the event is specified pursuant to (iv) below or an Additional Termination Event if the event is specified pursuant to (v) below:—

(i)            Illegality.  Due to the adoption of, or any change in, any applicable law after the date on which a Transaction is entered into, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful (other than as a result of a breach by the party of Section 4(b)) for such party (which will be the Affected Party):—

(1)           to perform any absolute or contingent obligation to make a payment or delivery or to receive a payment or delivery in respect of such Transaction or to comply with any other material provision of this Agreement relating to such Transaction; or

(2)           to perform, or for any Credit Support Provider of such party to perform, any contingent or other obligation which the party (or such Credit Support Provider) has under any Credit Support Document relating to such Transaction;

(ii)           Tax Event.  Due to (x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y) a Change in Tax Law, the party (which will be the Affected Party) will, or there is a substantial likelihood that it will, on the next succeeding Scheduled Payment Date (1) be required to pay to the other party an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount is required to be deducted or withheld for or on account of a Tax (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) and no additional amount is required to be paid in respect of such Tax under Section 2(d)(i)(4) (other than by reason of Section 2(d)(i)(4)(A) or (B));

(iii)          Tax Event Upon Merger.  The party (the “Burdened Party”) on the next succeeding Scheduled Payment Date will either (1) be required to pay an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 2(e), 6(d)(ii) or 6(e)) or (2) receive a payment from which an amount has been deducted or withheld for or on account of any Indemnifiable Tax in respect of which the other party is not required to pay an additional amount (other than by reason of Section 2(d)(i)(4)(A) or (B)), in either case as a result of a party consolidating or amalgamating with, or merging with or into, or transferring all or substantially all its assets to, another entity (which will be the Affected Party) where such action does not constitute an event described in Section 5(a)(viii);

(iv)          Credit Event Upon Merger.  If “Credit Event Upon Merger” is specified in the Schedule as applying to the party, such party (“X”), any Credit Support Provider of X or any applicable Specified Entity of X consolidates or amalgamates with, or merges with or into, or transfers all or substantially all its assets to, another entity and such action does not constitute an event described in Section 5(a)(viii) but the creditworthiness of the resulting, surviving or transferee entity is materially weaker than that of X, such Credit Support Provider or such Specified Entity, as the case may be, immediately prior to such action (and, in such event, X or its successor or transferee, as appropriate, will be the Affected Party); or

(v)           Additional Termination Event.  If any “Additional Termination Event” is specified in the Schedule or any Confirmation as applying, the occurrence of such event (and, in such event, the Affected Party or Affected Parties shall be as specified for such Additional Termination Event in the Schedule or such Confirmation).

(c)           Event of Default and Illegality.  If an event or circumstance which would otherwise constitute or give rise to an Event of Default also constitutes an Illegality, it will be treated as an Illegality and will not constitute an Event of Default.

6.             Early Termination

(a)           Right to Terminate Following Event of Default.  If at any time an Event of Default with respect to a party (the “Defaulting Party”) has occurred and is then continuing, the other party (the “Non-defaulting Party”) may, by not more than 20 days notice to the Defaulting Party specifying the relevant Event of Default, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all outstanding Transactions.  If, however, “Automatic Early Termination” is specified in the Schedule as applying to a party, then an Early Termination Date in respect of all outstanding Transactions will occur immediately upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(1), (3), (5), (6) or, to the extent analogous thereto, (8), and as of the time immediately preceding the institution of the relevant proceeding or the presentation of the relevant petition upon the occurrence with respect to such party of an Event of Default specified in Section 5(a)(vii)(4) or, to the extent analogous thereto, (8).

(b)           Right to Terminate Following Termination Event.

(i)            Notice.  If a Termination Event occurs, an Affected Party will, promptly upon becoming aware of it, notify the other party, specifying the nature of that Termination Event and each Affected Transaction and will also give such other information about that Termination Event as the other party may reasonably require.

(ii)           Transfer to Avoid Termination Event.  If either an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there is only one Affected Party, or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party, the Affected Party will, as a condition to its right to designate an Early Termination Date under Section 6(b)(iv), use all reasonable efforts (which will not require such party to incur a loss, excluding immaterial, incidental expenses) to transfer within 20 days after it gives notice under Section 6(b)(i) all its rights and obligations under this Agreement in respect of the Affected Transactions to another of its Offices or Affiliates so that such Termination Event ceases to exist.

If the Affected Party is not able to make such a transfer it will give notice to the other party to that effect within such 20 day period, whereupon the other party may effect such a transfer within 30 days after the notice is given under Section 6(b)(i).

Any such transfer by a party under this Section 6(b)(ii) will be subject to and conditional upon the prior written consent of the other party, which consent will not be withheld if such other party’s policies in effect at such time would permit it to enter into transactions with the transferee on the terms proposed.

(iii)          Two Affected Parties.  If an Illegality under Section 5(b)(i)(1) or a Tax Event occurs and there are two Affected Parties, each party will use all reasonable efforts to reach agreement within 30 days after notice thereof is given under Section 6(b)(i) on action to avoid that Termination Event.

(iv)          Right to Terminate.  If:—

(1)           a transfer under Section 6(b)(ii) or an agreement under Section 6(b)(iii), as the case may be, has not been effected with respect to all Affected Transactions within 30 days after an Affected Party gives notice under Section 6(b)(i); or

(2)           an Illegality under Section 5(b)(i)(2), a Credit Event Upon Merger or an Additional Termination Event occurs, or a Tax Event Upon Merger occurs and the Burdened Party is not the Affected Party, either party in the case of an Illegality, the Burdened Party in the case of a Tax Event Upon Merger, any Affected Party in the case of a Tax Event or an Additional Termination Event if there is more than one Affected Party, or the party which is not the Affected Party in the case of a Credit Event Upon Merger or an Additional Termination Event if there is only one Affected Party may, by not more than 20 days notice to the other party and provided that the relevant Termination Event is then continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.

(c)           Effect of Designation.

(i)            If notice designating an Early Termination Date is given under Section 6(a) or (b), the Early Termination Date will occur on the date so designated, whether or not the relevant Event of Default or Termination Event is then continuing.

(ii)           Upon the occurrence or effective designation of an Early Termination Date, no further payments or deliveries under Section 2(a)(i) or 2(e) in respect of the Terminated Transactions will be required to be made, but without prejudice to the other provisions of this Agreement.  The amount, if any, payable in respect of an Early Termination Date shall be determined pursuant to Section 6(e).

(d)           Calculations.

(i)            Statement.  On or as soon as reasonably practicable following the occurrence of an Early Termination Date, each party will make the calculations on its part, if any, contemplated by Section 6(e) and will provide to the other party a statement (1) showing, in reasonable detail, such calculations (including all relevant quotations and specifying any amount payable under Section 6(e)) and (2) giving details of the relevant account to which any amount payable to it is to be paid.  In the absence of written confirmation from the source of a quotation obtained in determining a Market Quotation, the records of the party obtaining such quotation will be conclusive evidence of the existence and accuracy of such quotation.

(ii)           Payment Date.  An amount calculated as being due in respect of any Early Termination Date under Section 6(e) will be payable on the day that notice of the amount payable is effective (in the case of an Early Termination Date which is designated or occurs as a result of an Event of Default) and on the day which is two Local Business Days after the day on which notice of the amount payable is effective (in the case of an Early Termination Date which is designated as a result of a Termination Event).  Such amount will be paid together with (to the extent permitted under applicable law) interest thereon (before as well as after judgment) in the Termination Currency, from (and including) the relevant Early Termination Date to (but excluding) the date such amount is paid, at the Applicable Rate.  Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

(e)           Payments on Early Termination.  If an Early Termination Date occurs, the following provisions shall apply based on the parties’ election in the Schedule of a payment measure, either “Market Quotation” or “Loss”, and a payment method, either the “First Method” or the “Second Method”.  If the parties fail to designate a payment measure or payment method in the Schedule, it will be deemed that “Market Quotation” or the “Second Method”, as the case may be, shall apply.  The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.

(i)            Events of Default.  If the Early Termination Date results from an Event of Default:—

(1)           First Method and Market Quotation.  If the First Method and Market Quotation apply, the Defaulting Party will pay to the Non-defaulting Party the excess, if a positive number, of (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party over (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.

(2)           First Method and Loss.  If the First Method and Loss apply, the Defaulting Party will pay to the Non-defaulting Party, if a positive number, the Non-defaulting Party’s Loss in respect of this Agreement.

(3)           Second Method and Market Quotation.  If the Second Method and Market Quotation apply, an amount will be payable equal to (A) the sum of the Settlement Amount (determined by the Non-defaulting Party) in respect of the Terminated Transactions and the Termination Currency Equivalent of the Unpaid Amounts owing to the Non-defaulting Party less (B) the Termination Currency Equivalent of the Unpaid Amounts owing to the Defaulting Party.  If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(4)           Second Method and Loss.  If the Second Method and Loss apply, an amount will be payable equal to the Non-defaulting Party’s Loss in respect of this Agreement.  If that amount is a positive number, the Defaulting Party will pay it to the Non-defaulting Party; if it is a negative number, the Non-defaulting Party will pay the absolute value of that amount to the Defaulting Party.

(ii)           Termination Events.  If the Early Termination Date results from a Termination Event:—

(1)           One Affected Party.  If there is one Affected Party, the amount payable will be determined in accordance with Section 6(e)(i)(3), if Market Quotation applies, or Section 6(e)(i)(4), if Loss applies, except that, in either case, references to the Defaulting Party and to the Non-defaulting Party will be deemed to be references to the Affected Party and the party which is not the Affected Party, respectively, and, if Loss applies and fewer than all the Transactions are being terminated, Loss shall be calculated in respect of all Terminated Transactions.

(2)           Two Affected Parties.  If there are two Affected Parties:—

(A)          if Market Quotation applies, each party will determine a Settlement Amount in respect of the Terminated Transactions, and an amount will be payable equal to (I) the sum of (a) one-half of the difference between the Settlement Amount of the party with the higher Settlement Amount (“X”) and the Settlement Amount of the party with the lower Settlement Amount (“Y”) and (b) the Termination Currency Equivalent of the Unpaid Amounts owing to X less (II) the Termination Currency Equivalent of the Unpaid Amounts owing to Y; and

(B)           if Loss applies, each party will determine its Loss in respect of this Agreement (or, if fewer than all the Transactions are being terminated, in respect of all Terminated Transactions) and an amount will be payable equal to one-half of the difference between the Loss of the party with the higher Loss (“X”) and the Loss of the party with the lower Loss (“Y”).

If the amount payable is a positive number, Y will pay it to X; if it is a negative number, X will pay the absolute value of that amount to Y.

(iii)          Adjustment for Bankruptcy.  In circumstances where an Early Termination Date occurs because “Automatic Early Termination” applies in respect of a party, the amount determined under this Section 6(e) will be subject to such adjustments as are appropriate and permitted by law to reflect any payments or deliveries made by one party to the other under this Agreement (and retained by such other party) during the period from the relevant Early Termination Date to the date for payment determined under Section 6(d)(ii).

(iv)          Pre-Estimate.  The parties agree that if Market Quotation applies an amount recoverable under this Section 6(e) is a reasonable pre-estimate of loss and not a penalty.  Such amount is payable for the loss of bargain and the loss of protection against future risks and except as otherwise provided in this Agreement neither party will be entitled to recover any additional damages as a consequence of such losses.

7.             Transfer

Subject to Section 6(b)(ii), neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party, except that:—

(a)           a party may make such a transfer of this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity (but without prejudice to any other right or remedy under this Agreement); and

(b)           a party may make such a transfer of all or any part of its interest in any amount payable to it from a Defaulting Party under Section 6(e).

Any purported transfer that is not in compliance with this Section will be void.

8.             Contractual Currency

(a)           Payment in the Contractual Currency.  Each payment under this Agreement will be made in the relevant currency specified in this Agreement for that payment (the “Contractual Currency”).  To the extent permitted by applicable law, any obligation to make payments under this Agreement in the Contractual Currency will not be discharged or satisfied by any tender in any currency other than the Contractual Currency, except to the extent such tender results in the actual receipt by the party to which payment is owed, acting in a reasonable manner and in good faith in converting the currency so tendered into the Contractual Currency, of the full amount in the Contractual Currency of all amounts payable in respect of this Agreement.  If for any reason the amount in the Contractual Currency so received falls short of the amount in the Contractual Currency payable in respect of this Agreement, the party required to make the payment will, to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.  If for any reason the amount in the Contractual Currency so received exceeds the amount in the Contractual Currency payable in respect of this Agreement, the party receiving the payment will refund promptly the amount of such excess.

(b)           Judgments.  To the extent permitted by applicable law, if any judgment or order expressed in a currency other than the Contractual Currency is rendered (i) for the payment of any amount owing in respect of this Agreement, (ii) for the payment of any amount relating to any early termination in respect of this Agreement or (iii) in respect of a judgment or order of another court for the payment of any amount described in (i) or (ii) above, the party seeking recovery, after recovery in full of the aggregate amount to which such party is entitled pursuant to the judgment or order, will be entitled to receive immediately from the other party the amount of any shortfall of the Contractual Currency received by such party as a consequence of sums paid in such other currency and will refund promptly to the other party any excess of the Contractual Currency received by such party as a consequence of sums paid in such other currency if such shortfall or such excess arises or results from any variation between the rate of exchange at which the Contractual Currency is converted into the currency of the judgment or order for the purposes of such judgment or order and the rate of exchange at which such party is able, acting in a reasonable manner and in good faith in converting the currency received into the Contractual Currency, to purchase the Contractual Currency with the amount of the currency of the judgment or order actually received by such party.  The term “rate of exchange” includes, without limitation, any premiums and costs of exchange payable in connection with the purchase of or conversion into the Contractual Currency.

(c)           Separate Indemnities.  To the extent permitted by applicable law, these indemnities constitute separate and independent obligations from the other obligations in this Agreement, will be enforceable as separate and independent causes of action, will apply notwithstanding any indulgence granted by the party to which any payment is owed and will not be affected by judgment being obtained or claim or proof being made for any other sums payable in respect of this Agreement.

(d)           Evidence of Loss.  For the purpose of this Section 8, it will be sufficient for a party to demonstrate that it would have suffered a loss had an actual exchange or purchase been made.

9.             Miscellaneous

(a)           Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto.

(b)           Amendments.  No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of telexes or electronic messages on an electronic messaging system.

(c)           Survival of Obligations.  Without prejudice to Sections 2(a)(iii) and 6(c)(ii), the obligations of the parties under this Agreement will survive the termination of any Transaction.

(d)           Remedies Cumulative.  Except as provided in this Agreement, the rights, powers, remedies and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by law.

(e)           Counterparts and Confirmations.

(i)            This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

(ii)           The parties intend that they are legally bound by the terms of each Transaction from the moment they agree to those terms (whether orally or otherwise).  A Confirmation shall he entered into as soon as practicable and may he executed and delivered in counterparts (including by facsimile transmission) or be created by an exchange of telexes or by an exchange of electronic messages on an electronic messaging system, which in each case will be sufficient for all purposes to evidence a binding supplement to this Agreement.  The parties will specify therein or through another effective means that any such counterpart, telex or electronic message constitutes a Confirmation.

(f)            No Waiver of Rights.  A failure or delay in exercising any right, power or privilege in respect of this Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(g)           Headings.  The headings used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement.

10.          Offices; Multibranch Parties

(a)           If Section 10(a) is specified in the Schedule as applying, each party that enters into a Transaction through an Office other than its head or home office represents to the other party that, notwithstanding the place of booking office or jurisdiction of incorporation or organisation of such party, the obligations of such party are the same as if it had entered into the Transaction through its head or home office.  This representation will be deemed to be repeated by such party on each date on which a Transaction is entered into.

(b)           Neither party may change the Office through which it makes and receives payments or deliveries for the purpose of a Transaction without the prior written consent of the other party.

(c)           If a party is specified as a Multibranch Party in the Schedule, such Multibranch Party may make and receive payments or deliveries under any Transaction through any Office listed in the Schedule, and the Office through which it makes and receives payments or deliveries with respect to a Transaction will be specified in the relevant Confirmation.

11.          Expenses

A Defaulting Party will, on demand, indemnify and hold harmless the other party for and against all reasonable out-of-pocket expenses, including legal fees and Stamp Tax, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement or any Credit Support Document to which the Defaulting Party is a party or by reason of the early termination of any Transaction, including, but not limited to, costs of collection.

12.          Notices

(a)           Effectiveness.  Any notice or other communication in respect of this Agreement may be given in any manner set forth below (except that a notice or other communication under Section 5 or 6 may not be given by facsimile transmission or electronic messaging system) to the address or number or in accordance with the electronic messaging system details provided (see the Schedule) and will be deemed effective as indicated:—

(i)            if in writing and delivered in person or by courier, on the date it is delivered;

(ii)           if sent by telex, on the date the recipient’s answerback is received;

(iii)          if sent by facsimile transmission, on the date that transmission is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iv)          if sent by certified or registered mail (airmail, if overseas) or the equivalent (return receipt requested), on the date that mail is delivered or its delivery is attempted; or

(v)           if sent by electronic messaging system, on the date that electronic message is received,

unless the date of that delivery (or attempted delivery) or that receipt, as applicable, is not a Local Business Day or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day, in which case that communication shall be deemed given and effective on the first following day that is a Local Business Day.

(b)           Change of Addresses.  Either party may by notice to the other change the address, telex or facsimile number or electronic messaging system details at which notices or other communications are to be given to it.

13.          Governing Law and Jurisdiction

(a)           Governing Law.  This Agreement will be governed by and construed in accordance with the law specified in the Schedule.

(b)           Jurisdiction.  With respect to any suit, action or proceedings relating to this Agreement (“Proceedings”), each party irrevocably:—

(i)            submits to the jurisdiction of the English courts, if this Agreement is expressed to be governed by English law, or to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City, if this Agreement is expressed to be governed by the laws of the State of New York; and

(ii)           waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.

Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction (outside, if this Agreement is expressed to be governed by English law, the Contracting States, as defined in Section 1(3) of the Civil Jurisdiction and Judgments Act 1982 or any modification, extension or re-enactment thereof for the time being in force) nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

(c)           Service of Process.  Each party irrevocably appoints the Process Agent (if any) specified opposite its name in the Schedule to receive, for it and on its behalf, service of process in any Proceedings.  If for any reason any party’s Process Agent is unable to act as such, such party will promptly notify the other party and within 30 days appoint a substitute process agent acceptable to the other party.  The parties irrevocably consent to service of process given in the manner provided for notices in Section 12.  Nothing in this Agreement will affect the right of either party to serve process in any other manner permitted by law.

(d)           Waiver of Immunities.  Each party irrevocably waives, to the fullest extent permitted by applicable law, with respect to itself and its revenues and assets (irrespective of their use or intended use), all immunity on the grounds of sovereignty or other similar grounds from (i) suit, (ii) jurisdiction of any court, (iii) relief by way of injunction, order for specific performance or for recovery of property, (iv) attachment of its assets (whether before or after judgment) and (v) execution or enforcement of any judgment to which it or its revenues or assets might otherwise be entitled in any Proceedings in the courts of any jurisdiction and irrevocably agrees, to the extent permitted by applicable law, that it will not claim any such immunity in any Proceedings.

14.          Definitions

As used in this Agreement:—

“Additional Termination Event” has the meaning specified in Section 5(b).

“Affected Party” has the meaning specified in Section 5(b).

“Affected Transactions” means (a) with respect to any Termination Event consisting of an Illegality, Tax Event or Tax Event Upon Merger, all Transactions affected by the occurrence of such Termination Event and (b) with respect to any other Termination Event, all Transactions.

“Affiliate” means, subject to the Schedule, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person.  For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Applicable Rate” means:—

(a)           in respect of obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Defaulting Party, the Default Rate;

(b)           in respect of an obligation to pay an amount under Section 6(e) of either party from and after the date (determined in accordance with Section 6(d)(ii)) on which that amount is payable, the Default Rate;

(c)           in respect of all other obligations payable or deliverable (or which would have been but for Section 2(a)(iii)) by a Non-defaulting Party, the Non-default Rate; and

(d)           in all other cases, the Termination Rate.

“Burdened Party” has the meaning specified in Section 5(b).

“Change in Tax Law” means the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law (or in the application or official interpretation of any law) that occurs on or after the date on which the relevant Transaction is entered into.

“consent” includes a consent, approval, action, authorisation, exemption, notice, filing, registration or exchange control consent.

“Credit Event Upon Merger” has the meaning specified in Section 5(b).

“Credit Support Document” means any agreement or instrument that is specified as such in this Agreement.

“Credit Support Provider” has the meaning specified in the Schedule.

“Default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the relevant payee (as certified by it) if it were to fund or of funding the relevant amount plus 1% per annum.

“Defaulting Party” has the meaning specified in Section 6(a).

“Early Termination Date” means the date determined in accordance with Section 6(a) or 6(b)(iv).

“Event of Default” has the meaning specified in Section 5(a) and, if applicable, in the Schedule.

“Illegality” has the meaning specified in Section 5(b).

“Indemnifiable Tax” means any Tax other than a Tax that would not be imposed in respect of a payment under this Agreement but for a present or former connection between the jurisdiction of the government or taxation authority imposing such Tax and the recipient of such payment or a person related to such recipient (including, without limitation, a connection arising from such recipient or related person being or having been a citizen or resident of such jurisdiction, or being or having been organised, present or engaged in a trade or business in such jurisdiction, or having or having had a permanent establishment or fixed place of business in such jurisdiction, but excluding a connection arising solely from such recipient or related person having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or a Credit Support Document).

“law” includes any treaty, law, rule or regulation (as modified, in the case of tax matters, by the practice of any relevant governmental revenue authority) and “lawful” and “unlawful” will be construed accordingly.

“Local Business Day” means, subject to the Schedule, a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) (a) in relation to any obligation under Section 2(a)(i), in the place(s) specified in the relevant Confirmation or, if not so specified, as otherwise agreed by the parties in writing or determined pursuant to provisions contained, or incorporated by reference, in this Agreement, (b) in relation to any other payment, in the place where the relevant account is located and, if different, in the principal financial centre, if any, of the currency of such payment, (c) in relation to any notice or other communication, including notice contemplated under Section 5(a)(i), in the city specified in the address for notice provided by the recipient and, in the case of a notice contemplated by Section 2(b), in the place where the relevant new account is to be located and (d) in relation to Section 5(a)(v)(2), in the relevant locations for performance with respect to such Specified Transaction.

“Loss” means, with respect to this Agreement or one or more Terminated Transactions, as the case may be, and a party, the Termination Currency Equivalent of an amount that party reasonably determines in good faith to be its total losses and costs (or gain, in which case expressed as a negative number) in connection with this Agreement or that Terminated Transaction or group of Terminated Transactions, as the case may be, including any loss of bargain, cost of funding or, at the election of such party but without duplication, loss or cost incurred as a result of its terminating, liquidating, obtaining or reestablishing any hedge or related trading position (or any gain resulting from any of them).  Loss includes losses and costs (or gains) in respect of any payment or delivery required to have been made (assuming satisfaction of each applicable condition precedent) on or before the relevant Early Termination Date and not made, except, so as to avoid duplication, if Section 6(e)(i)(1) or (3) or 6(e)(ii)(2)(A) applies.  Loss does not include a party’s legal fees and out-of-pocket expenses referred to under Section 11.  A party will determine its Loss as of the relevant Early Termination Date, or, if that is not reasonably practicable, as of the earliest date thereafter as is reasonably practicable.  A party may (but need not) determine its Loss by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant markets.

“Market Quotation” means, with respect to one or more Terminated Transactions and a party making the determination, an amount determined on the basis of quotations from Reference Market-makers.  Each quotation will be for an amount, if any, that would be paid to such party (expressed as a negative number) or by such party (expressed as a positive number) in consideration of an agreement between such party (taking into account any existing Credit Support Document with respect to the obligations of such party) and the quoting Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that date.  For this purpose, Unpaid Amounts in respect of the Terminated Transaction or group of Terminated Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included.  The Replacement Transaction would be subject to such documentation as such party and the Reference Market-maker may, in good faith, agree.  The party making the determination (or its agent) will request each Reference Market-maker to provide its quotation to the extent reasonably practicable as of the same day and time (without regard to different time zones) on or as soon as reasonably practicable after the relevant Early Termination Date.  The day and time as of which those quotations are to be obtained will be selected in good faith by the party obliged to make a determination under Section 6(e), and, if each party is so obliged, after consultation with the other.  If more than three quotations are provided, the Market Quotation will be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values.  If exactly three such quotations are provided, the Market Quotation will be the quotation remaining after disregarding the highest and lowest quotations.  For this purpose, if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded.  If fewer than three quotations are provided, it will be deemed that the Market Quotation in respect of such Terminated Transaction or group of Terminated Transactions cannot be determined.

“Non-default Rate” means a rate per annum equal to the cost (without proof or evidence of any actual cost) to the Non-defaulting Party (as certified by it) if it were to fund the relevant amount.

“Non-defaulting Party” has the meaning specified in Section 6(a).

“Office” means a branch or office of a party, which may be such party’s head or home office.

“Potential Event of Default” means any event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Reference Market-makers” means four leading dealers in the relevant market selected by the party determining a Market Quotation in good faith (a) from among dealers of the highest credit standing which satisfy all the criteria that such party applies generally at the time in deciding whether to offer or to make an extension of credit and (b) to the extent practicable, from among such dealers having an office in the same city.

“Relevant Jurisdiction” means, with respect to a party, the jurisdictions (a) in which the party is incorporated, organised, managed and controlled or considered to have its seat, (b) where an Office through which the party is acting for purposes of this Agreement is located, (c) in which the party executes this Agreement and (d) in relation to any payment, from or through which such payment is made.

“Scheduled Payment Date” means a date on which a payment or delivery is to be made under Section 2(a)(i) with respect to a Transaction.

“Set-off” means set-off, offset, combination of accounts, right of retention or withholding or similar right or requirement to which the payer of an amount under Section 6 is entitled or subject (whether arising under this Agreement, another contract, applicable law or otherwise) that is exercised by, or imposed on, such payer.

“Settlement Amount” means, with respect to a party and any Early Termination Date, the sum of:—

(a)           the Termination Currency Equivalent of the Market Quotations (whether positive or negative) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation is determined; and

(b)           such party’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for each Terminated Transaction or group of Terminated Transactions for which a Market Quotation cannot be determined or would not (in the reasonable belief of the party making the determination) produce a commercially reasonable result.

“Specified Entity” has the meanings specified in the Schedule.

“Specified Indebtedness” means, subject to the Schedule, any obligation (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money.

“Specified Transaction” means, subject to the Schedule, (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between one party to this Agreement (or any Credit Support Provider of such party or any applicable Specified Entity of such party) and the other party to this Agreement (or any Credit Support Provider of such other party or any applicable Specified Entity of such other party) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions), (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this Agreement or the relevant confirmation.

“Stamp Tax” means any stamp, registration, documentation or similar tax.

“Tax” means any present or future tax, levy, impost, duty, charge, assessment or fee of any nature (including interest, penalties and additions thereto) that is imposed by any government or other taxing authority in respect of any payment under this Agreement other than a stamp, registration, documentation or similar tax.

“Tax Event” has the meaning specified in Section 5(b).

“Tax Event Upon Merger” has the meaning specified in Section 5(b).

“Terminated Transactions” means with respect to any Early Termination Date (a) if resulting from a Termination Event, all Affected Transactions and (b) if resulting from an Event of Default, all Transactions (in either case) in effect immediately before the effectiveness of the notice designating that Early Termination Date (or, if “Automatic Early Termination” applies, immediately before that Early Termination Date).

“Termination Currency” has the meaning specified in the Schedule.

“Termination Currency Equivalent” means, in respect of any amount denominated in the Termination Currency, such Termination Currency amount and, in respect of any amount denominated in a currency other than the Termination Currency (the “Other Currency”), the amount in the Termination Currency determined by the party making the relevant determination as being required to purchase such amount of such Other Currency as at the relevant Early Termination Date, or, if the relevant Market Quotation or Loss (as the case may be), is determined as of a later date, that later date, with the Termination Currency at the rate equal to the spot exchange rate of the foreign exchange agent (selected as provided below) for the purchase of such Other Currency with the Termination Currency at or about 11:00 a.m. (in the city in which such foreign exchange agent is located) on such date as would be customary for the determination of such a rate for the purchase of such Other Currency for value on the relevant Early Termination Date or that later date.  The foreign exchange agent will, if only one party is obliged to make a determination under Section 6(e), be selected in good faith by that party and otherwise will be agreed by the parties.

“Termination Event” means an Illegality, a Tax Event or a Tax Event Upon Merger or, if specified to be applicable, a Credit Event Upon Merger or an Additional Termination Event.

“Termination Rate” means a rate per annum equal to the arithmetic mean of the cost (without proof or evidence of any actual cost) to each party (as certified by such party) if it were to fund or of funding such amounts.

“Unpaid Amounts” owing to any party means, with respect to an Early Termination Date, the aggregate of (a) in respect of all Terminated Transactions, the amounts that became payable (or that would have become payable but for Section 2(a)(iii)) to such party under Section 2(a)(i) on or prior to such Early Termination Date and which remain unpaid as at such Early Termination Date and (b) in respect of each Terminated Transaction, for each obligation under Section 2(a)(i) which was (or would have been but for Section 2(a)(iii)) required to be settled by delivery to such party on or prior to such Early Termination Date and which has not been so settled as at such Early Termination Date, an amount equal to the fair market value of that which was (or would have been) required to be delivered as of the originally scheduled date for delivery, in each case together with (to the extent permitted under applicable law) interest, in the currency, of such amounts, from (and including) the date such amounts or obligations were or would have been required to have been paid or performed to (but excluding) such Early Termination Date, at the Applicable Rate.  Such amounts of interest will be calculated on the basis of daily compounding and the actual number of days elapsed.  The fair market value of any obligation referred to in clause (b) above shall be reasonably determined by the party obliged to make the determination under Section 6(e) or, if each party is so obliged, it shall be the average of the Termination Currency Equivalents of the fair market values reasonably determined by both parties.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

Barclays Bank PLC (“Barclays”) (Name of Party)	World Financial Network Credit Card Master Note Trust (“Counterparty”)

By:	Chase Manhattan Bank USA, National Association, not in its individual capacity, but solely as Owner Trustee

(Name of Party)

By:	/s/ Justin Wray	By:	/s/ John J. Cashin
Name: Justin Wray	Name: John J. Cashin
Title: Director	Title: Vice President
Date: September 22, 2004	Date: September 22, 2004

CLASS C SWAP

SCHEDULE
to the
Master Agreement

dated as of September 22, 2004

between

Barclays Bank PLC	and	World Financial Network
Credit Card
Master Note Trust
(“Barclays”)		(the “Counterparty”)

The only Transaction that will be governed by the terms of this Agreement will be the Class C Swap (as defined in the Indenture).  References in the Agreement to “Transactions” or “Transaction” shall be deemed to be references to the Class C Swap.

Part 1

Termination Provisions

In this Agreement:-

(1)           “Specified Entity” shall not apply.

(2)           The “Breach of Agreement” provisions of Section 5(a)(ii) will apply to Barclays and will not apply to the Counterparty.

(3)           The “Credit Support Default” provisions of Section 5(a)(iii) will apply to Barclays and will not apply to the Counterparty.

(4)           The “Misrepresentation” provisions of Section 5(a)(iv) will apply to Barclays and will not apply to the Counterparty.

(5)           The “Default Under Specified Transaction” provisions of Section 5(a)(v) will not apply to Barclays and will not apply to the Counterparty.

(6)           The “Cross Default” provisions of Section 5(a)(vi) will not apply to Barclays and will not apply to the Counterparty.

(7)           The “Merger Without Assumption” provisions of Section 5(a)(viii) will apply to Barclays and will not apply to the Counterparty.

(8)           The “Tax Event” provisions of Section 5(b)(ii) will not apply to Barclays and will not apply to the Counterparty.

(9)           The “Tax Event Upon Merger” provisions of Section 5(b)(iii) will not apply to Barclays and will not apply to the Counterparty.

(10)         The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Barclays and will not apply to the Counterparty.

(11)         The “Additional Termination Event” provisions of Section 5(b)(v) will apply as set forth in Part 1(15) hereof.

(12)         The “Automatic Early Termination” provisions of Section 6(a) will not apply to Barclays and will not apply to the Counterparty.

(13)         “Termination Currency” means United States Dollars.

(14)         For purposes of computing amounts payable on early termination:

(a)           Market Quotation will apply to this Agreement; and

(b)           The Second Method will apply to this Agreement.

(15)         The occurrence of the following event shall constitute an “Additional Termination Event” for purposes of Section 5(b)(v):

(a) the occurrence of an Additional Termination Event as forth in Part 5 (10) hereof.  If this Additional Termination Event occurs, Barclays shall be the sole Affected Party and all Transactions then outstanding between the parties shall be Affected Transactions.

Upon the occurrence of an Additional Termination Event, Barclays shall notify the Rating Agencies of such occurrence.

Part 2

Tax Representations

(1)           Payer Tax Representation:

For the purpose of Section 3(e) of this Agreement, Barclays and Counterparty each make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on:

(i)            the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)           the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)          the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.

(2)           Barclays Payee Tax Representations:

For the purpose of Section 3(f), Barclays makes the following representations, which apply to Barclays with respect to that portion of its payments that are not attributable to Barclays’ U.S. trade or business:

(i)            With respect to payments made to Barclays that are not effectively connected to the United States: It is a non-U.S. branch of a foreign person for United States federal income tax purposes;

(ii)           With respect to payments made to Barclays that are effectively connected to the United States: Each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or  business in the United States; and

(iii)          Each payment received or to be received by Barclays in connection with this Agreement may, in whole or in part, be effectively connected with the conduct of a trade or business by Barclays in the United States and the Counterparty may treat the full amount of each such payment as effectively connected with the conduct of a trade or business by Barclays in the United States for United States information reporting purposes.

(3)           Counterparty Payee Tax Representations:

For the purpose of Section 3(f), the Counterparty represents that it is a United States Person for U.S. federal income tax purposes and either (a) is a financial institution or (b) is not acting as an agent for a person that is not a United States Person for U.S. federal income tax purposes.

Part 3

Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and (ii), each party agrees to deliver the following documents, as applicable:

(1)           For the purpose of Sections 4(a)(i) and (ii) of this Agreement, Counterparty agrees to deliver a complete and accurate United States Internal Revenue Service Form W-9 (or any applicable successor form), in a manner reasonably satisfactory to Barclays, (I) upon execution of this Agreement; (II) promptly upon reasonable demand of Barclays, and (III)

promptly upon learning that any such form previously filed by Counterparty has become obsolete or incorrect.

(2)           Barclays will, on demand, deliver a certificate (or, if available, the current authorized signature book of Barclays) specifying the names, title and specimen signatures of the persons authorized to execute this Agreement and each Confirmation on its behalf.

(3)           The Counterparty will, on demand, deliver a certificate (or, if available, the current authorized signature book of the Counterparty) specifying the names, title and specimen signatures of the persons authorized to execute this Agreement and each Confirmation on its behalf.

(4)           The Counterparty will, upon execution of this Agreement, deliver a conformed copy of the Indenture and the Indenture Supplement.

(5)           Each party will, upon execution of this Agreement, deliver a legal opinion of counsel in form and substance satisfactory to the other party regarding this Agreement and any other matters as such other party may reasonably request.

(6)           The Counterparty shall supply (and/or shall instruct the Trustee to supply) Barclays with copies of the monthly servicing reports delivered to the Series 2004-C Noteholders in the form specified in the Indenture.  Copies of such accountings and/or reports shall be delivered to Barclays at the following address:

Barclays Bank PLC
5 The North Colonnade
Canary Wharf
E14 4BB
e-mail address:	bgsoperations@barcap.com

Each of the foregoing documents (other than the legal opinions described in (5) above) is covered by the representation contained in Section 3(d) of this Agreement.

Part 4

Miscellaneous

(1)           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

(2)           Notices.

(a)           In connection with Section 12(a), all notices to Barclays shall, with respect to any particular Transaction, be sent to the address, telex number or facsimile number specified in the relevant Confirmation and any notice for purposes of Sections 5 or 6 of the Agreement shall be sent to the address or telex number specified below:

Barclays Bank PLC

Attention:  Swaps Documentation

5 The North Colonnade

Canary Wharf

E14 4BB

Telephone No.:  44 (20) 7773 6810

Facsimile No.:  44 (20) 7773 6461

(b)           In connection with Section 12(a), all notices to the Counterparty shall, with respect to any particular  Transaction, be sent to the address, telex number or facsimile number specified in the relevant Confirmation and any notice for purposes of Sections 5 or 6 of the Agreement shall be sent to the address or telex number specified below:

World Financial Network Credit Card Master Note Trust
c/o JP Morgan Chase Bank
4 New York Plaza
15th Floor
New York, NY  10004
Attention: Institutional Trust Services
Telephone No.:
Facsimile No.:

With a copy to:

World Financial Network National Bank
800 Techcenter Drive
Gahanna, OH 43230
Attention:  Treasurer
Telephone No.:  614-729-4723
Facsimile No.:  614-729-4899

(3)           Netting of Payments.  Section 2(c)(ii) of this Agreement will apply, with the effect that payment netting will not take place with respect to amounts due and owing in respect of more than one Transaction.

(4)           Offices; Multibranch Party.  For purposes of Section 10:

(a)           Section 10(a) will apply; and

(b)           For the purpose of Section 10(c):

(i) Barclays is a Multibranch Party and may act through its London and New York Offices.

(ii) The Counterparty is not a Multibranch Party.

(5)           Credit Support Documents.

With respect to Barclays, if applicable, any Third Party Credit Support Document delivered by Barclays shall constitute a Credit Support Document.

With respect to Barclays and the Counterparty, if applicable, any Approved Credit Support Document shall constitute a Credit Support Document.

(6)           Credit Support Provider.

With respect to Barclays, the party guaranteeing Barclays’ obligations pursuant to a Third Party Credit Support Document, if any, shall be a Credit Support Provider.

(7)           Process Agents.  The Counterparty appoints as its Process Agent for the purpose of Section 13(c):

Not applicable

Part 5

Other Provisions

(1)           ISDA Definitions.  Reference is hereby made to the 2000 ISDA Definitions (the “ISDA Definitions”) each as published by the International Swaps and Derivatives Association, Inc., which are hereby incorporated by reference herein.  Any terms used and not otherwise defined herein which are contained in the ISDA Definitions shall have the meaning set forth therein.

(2)           Confirmation Procedures.  Each party acknowledges and agrees that the Confirmation executed as of the date hereof and designated as Reference No. 610076B shall be the only Transaction governed by this Agreement (it being understood that, in the event such Confirmation shall be amended (in any respect), such amendment shall not constitute (for purposes of this paragraph) a separate Transaction or a separate Confirmation).  Party A and Party B shall not enter into any additional Confirmations or Transactions hereunder.

(3)           Inconsistency.  In the event of any inconsistency between any of the following documents, the relevant document first listed below shall govern:  (i) a Confirmation; (ii) the Schedule; (iii) the ISDA Definitions; and (iv) the printed form of ISDA Master Agreement.

(4)           Calculation Agent.  The Calculation Agent will be Barclays.

(5)           Waiver of Jury Trial.  Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.  Each party (i) certifies that no representative, agent or attorney of the other party or any Credit Support Provider has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement and provide for any Credit Support Document, as applicable, by, among other things, the mutual waivers and certifications in this Section.

(6)           Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties to this Agreement; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6 or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

(7)           No Gross-up for Counterparty.  Section 2(d) of the Agreement shall not apply with respect to the Counterparty so that the Counterparty shall not be obligated to gross up pursuant thereto.

(8)           Barclays Acknowledgment.  Notwithstanding anything to the contrary in this Agreement, Barclays hereby

(a) acknowledges and agrees that the Counterparty has pledged its rights under this Agreement to the Trustee pursuant to the Indenture and that in the event of an Event of Default (as defined in the Indenture) the Trustee shall be entitled to exercise all rights and remedies of a secured party with respect to this Agreement; and

(b) agrees that, unless notified in writing by the Trustee of other payment instructions, any and all amounts payable by Barclays to the Counterparty shall be paid to the Trustee.

(9)           No Petition; Limited Recourse.  Barclays hereby agrees that it shall not institute against, or join any other Person in instituting against the Counterparty any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state or other bankruptcy or similar laws.  Notwithstanding the foregoing, nothing herein shall prevent Barclays from participating in any such proceeding once commenced.

Barclays hereby acknowledges and agrees that the Counterparty’s obligations hereunder will be solely the limited recourse obligations of the Counterparty, and that Barclays will not have any recourse to any of the directors, officers, employees, shareholders or affiliates of the Counterparty with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby.  Notwithstanding any other provisions hereof, recourse in respect of any obligations of the Counterparty to Barclays hereunder or thereunder will be limited to the Collateral, subject to and in accordance with the terms of the priority of payments set forth in Section 4.4 of the Indenture Supplement, and on the exhaustion thereof all claims against the Counterparty arising from this Agreement or any other transactions contemplated hereby or thereby shall be extinguished.

(10)         Ratings Downgrade Provisions.  Unless written notification to the contrary has been received from the Rating Agencies, following the occurrence of a Ratings Event I and/or a Ratings Event II, the parties shall comply with the following provisions, as applicable.

I.              If a Ratings Event I shall occur and be continuing with respect to Barclays, then Barclays shall, within 5 Local Business Days of the occurrence of such Ratings Event I, give notice of the occurrence of such Ratings Event I to Counterparty.  Following such notice, Barclays may either

(A) at its sole option and expense, provide, or cause to be provided, a Third Party Credit Support Document to Counterparty; or

(B) at its sole option and expense, use reasonable efforts to transfer Barclays’ rights and obligations under the Agreement and all Confirmations to another party.

Each of I(A) and I(B) above shall be subject to satisfaction of the Rating Agency Condition.

If, on or prior to the date that is 30 calendar days after the occurrence of a Ratings Event I, Barclays has provided a Third Party Credit Support Document as provided in I(A) above and the Rating Agency Condition has been satisfied, then, for so long as such Third Party Credit Support Document is in effect and the Rating Agency Condition continues to be satisfied, Barclays shall have no further obligations in respect of this Part 5(10)(I).

If,

(i) on or prior to the date that is 30 calendar days after the occurrence of a Ratings Event I, Barclays has not provided a Third Party Credit Support Document as provided in I(A) above or transferred its rights and obligations as provided in I(B) above, or

(ii) Barclays has provided a Third Party Credit Support Document as provided in I(A) above but such Third Party Credit Support Document has ceased to be in effect and/or the Rating Agency Condition is no longer satisfied, then, on the first Local Business Day following the date that is 30 calendar days after the occurrence of the Ratings Event I (in respect of (i) above) or on the first Local Business Day following the date on which the Third Party Credit Support Document referred to in (ii) above has ceased to be in effect and/or fails to satisfy the Rating Agency Condition, Counterparty may demand that Barclays deliver Eligible Collateral to Counterparty in accordance with the terms of an Approved Credit Support Document.  Notwithstanding the foregoing, Barclays’ obligations under this Part 5(10)(I) to post Eligible Collateral under the Approved Credit Support Document shall remain in effect only for so long as a Ratings Event I is continuing with respect to Barclays.

The failure by Barclays to comply with the provisions hereof shall constitute an Additional Termination Event, with Barclays as the sole Affected Party and all Transactions then outstanding between the parties as Affected Transactions.

II.            If a Ratings Event II shall occur and be continuing with respect to Barclays, then Barclays shall, within 5 Local Business Days of the occurrence of such Ratings Event II, give notice of the occurrence of such Ratings Event II to Counterparty.  Following such notice, Barclays shall either

(A) to the extent that is has not already done so in accordance with Part 5(10)(I), at its sole option and expense, provide, or cause to be provided, a Third Party Credit Support Document to Counterparty; or

(B) at its sole option and expense, use reasonable efforts to transfer Barclays’ rights and obligations under the Agreement and all Confirmations to another party.

Each of II(A) and II(B) above shall be subject to satisfaction of the Rating Agency Condition.

If, on or prior to the date that is 30 calendar days after the occurrence of a Ratings Event II, Barclays has provided a Third Party Credit Support Document as provided in II(A) or I(A) above and the Rating Agency Condition has been satisfied, then, for so long as such Third Party Credit Support Document is in effect and the Rating Agency Condition continues to be satisfied, then, (i) Barclays shall have no further obligations in respect of this Part 5(10)(II) and, (ii) if Barclays was delivering Eligible Collateral to Counterparty in accordance with the terms of an Approved Credit Support Document pursuant to the provisions of Part 5(10)(I) hereof, Barclays shall have no further obligations to deliver Eligible Collateral under the Approved Credit Support Document.

If,

(i) on or prior to the date that is 30 calendar days after the occurrence of a Ratings Event II, Barclays has not provided a Third Party Credit Support Document as provided in II(A) above or transferred its rights and obligations as provided in II(B) above, or

(ii) Barclays has provided a Third Party Credit Support Document as provided in II(A) or I(A) above but such Third Party Credit Support Document has ceased to be in effect and/or the Rating Agency Condition is no longer satisfied, then, on the first Local Business Day following the date that is 30 calendar days after the occurrence of the Ratings Event II (in respect of (i) above) or on the first Local Business Day following the date on which the Third Party Credit Support Document referred to in (ii) above has ceased to be in effect and/or fails to satisfy the Rating Agency Condition, and only to the extent that Barclays is not already delivering Eligible Collateral to Counterparty in accordance with the terms of an Approved Credit Support Document pursuant to the provisions of Part 5(10)(I) hereof, Barclays will deliver Eligible Collateral to Counterparty in accordance with the terms of an Approved Credit Support Document.  Concurrently with such delivery of Eligible Collateral, Barclays shall cause its outside counsel to deliver to Counterparty an opinion as to the enforceability of Counterparty’s security interest in such Eligible Collateral in all relevant jurisdictions, if necessary to satisfy the Rating Agency Condition.  Notwithstanding Barclays’ posting of Eligible Collateral in accordance with the terms of the Approved Credit Support Document, Barclays shall use best efforts to either transfer its rights and obligations to an acceptable third party or to provide a Third Party Credit Support Document.  Notwithstanding the foregoing, Barclays’ obligations under this Part 5(10)(II) to find a transferee or provide a Third Party Credit Support Document and to post Eligible Collateral under the Approved Credit Support Document shall remain in effect only for so long as a Ratings Event II is continuing with respect to Barclays.

The failure by Barclays to comply with the provisions hereof shall constitute an Additional Termination Event, with Barclays as the sole Affected Party and all Transactions then outstanding between the parties as Affected Transactions.

As used herein:

“Approved Credit Support Document” means a security agreement in the form of the 1994 ISDA Credit Support Annex (ISDA Agreements Subject to New York Law Only),

as modified by the Paragraph 13 thereto, which Paragraph 13 will be in the form of Annex A to this Agreement;

“Indenture” means the Master Indenture dated as of August 1, 2001, between World Financial Network Credit Card Master Note Trust, as Issuer, and BNY Midwest Trust Company, as Indenture Trustee, as supplemented by the Series 2004-C Indenture Supplement dated as of September 22, 2004, between World Financial Network Credit Card Master Note Trust, as the Issuer, and BNY Midwest Trust Company, as the Indenture Trustee (the “Indenture Supplement”), in each case, as amended, modified, supplemented, restated or replaced from time to time.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto;

“Rating Agencies” means S&P and Moody’s;

“Rating Agency Condition” has the meaning specified in the Indenture;

“Ratings Event I” shall occur with respect to Barclays (to the extent that Barclays’ relevant obligations are rated by Moody’s) if Barclays’s long-term senior unsecured debt rating by Moody’s is lower than A1 or is A1 on negative watch or Barclays’ short-term senior unsecured debt rating by Moody’s is lower than P-1 or is P-1 on negative watch;

“Ratings Event II” shall occur with respect to Barclays (to the extent that Barclays’ relevant obligations are rated by S&P and/or Moody’s) if (a) Barclays’ short-term senior unsecured debt rating by S&P is lower than A-1 or (b) Barclays’ long-term senior unsecured debt rating by Moody’s is A3 or lower or Barclays’ short-term senior unsecured debt rating by Moody’s is P-2 or lower;

“S&P” means by Standard & Poor’s Ratings Service or any successor thereto; and

“Third Party Credit Support Document” means any agreement or instrument (including any guarantee, insurance policy, security agreement or pledge agreement) whose terms provide for the guarantee of Barclays’ obligations under this Agreement by a third party.

(11)         Additional Representations.  Section 3 is hereby amended by adding at the end thereof the following paragraphs:

“(g)  It is an “eligible contract participant” under, and as defined in, Section 1a(12) of the Commodity Exchange Act, as amended.

(h) Each party will be deemed to represent to the other party on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

(i)            Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction.

No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)           Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction.  It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)          Status of Parties.  The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.”

(12)         Amendment to Section 7 of the Agreement.  Section 7 of the Agreement is hereby amended by:

(i) adding the words “and the confirmation of the Rating Agencies” immediately following the word “party” in the third line thereof; and

(ii) adding the following sentence immediately following the final sentence thereof:

“In addition, no transfer shall be effective unless it satisfies the Rating Agency Condition.”.

(13)         Events of Default.  Section 5(a)(i) of the Agreement is amended by substituting the following therefor:  “Failure by the party to make, when due, any payment under this Agreement or delivery under Section 2(a)(i) or 2(e) required to be made by it if such failure is not remedied on or before the fifth Local Business Day after notice of such failure is given to the party.”

(14)         Owner Trustee.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Chase Manhattan Bank USA, National Association, not individually or personally but solely as trustee of the Counterparty in the exercise of the powers and authority conferred and vested in it under the Amended and Restated Trust Agreement (as defined in the Indenture), (b) each of the representations, undertakings and agreements herein made on the part of the Counterparty are made and intended not as personal representations, undertakings and agreements by Chase Manhattan Bank USA, National Association, but are made and intended for the purpose of binding only the Counterparty, and (c) under no circumstances shall Chase Manhattan Bank USA, National Association be personally liable for the payment of any indebtedness or expenses of the Counterparty or be liable for the breach or failure of any obligation, representations, warranty or covenant made or undertaken by the Counterparty under this Agreement.

(15)         Amendment to Section 9(b) of the Agreement.  Section 9(b) of the Agreement is amended by adding the following sentence immediately following the end of the first sentence thereof:

“In addition, no amendment modification or waiver in respect of this Agreement will be effective unless it satisfied the Rating Agency Condition.”

(16)         Amendment to Section 6(e) of the Agreement.  Section 6(e) of the Agreement is amended by deleting the last sentence of the introductory paragraph thereof.

(17)         The parties agree that there will be no Set-off with respect to this Agreement.

Please confirm your agreement to the terms of the foregoing Schedule by signing below.

BARCLAYS BANK PLC

By:	/s/ Justin Wray
Name: Justin Wray
Title:Director

WORLD FINANCIAL NETWORK CREDIT CARD MASTER NOTE TRUST

By: Chase Manhattan Bank USA, National Association, not in its individual capacity, but solely as Owner Trustee

By:	/s/ John J. Cashin
Name: John J. Cashin
Title: Vice President

2004-C

CLASS C SWAP

ANNEX A

PARAGRAPH 13 TO
CREDIT SUPPORT ANNEX

to the Schedule to the
Master Agreement

dated as of September 22, 2004

between

Barclays Bank PLC (“Barclays”)	and	WORLD FINANCIAL NETWORK CREDIT CARD MASTER NOTE TRUST (“Counterparty”)

Paragraph 13. Elections and Variables

(a)           Security Interest for “Obligations”.  The term “Obligations” as used in this Annex includes no additional obligations with respect to either party.

(b)           Credit Support Obligations.

(i)            Delivery Amount, Return Amount and Credit Support Amount.

(A)          “Delivery Amount” has the meaning specified in Paragraph 3(a) , except that the words “upon a demand made by the Secured Party” shall be deleted and the word “that” on the second line of Paragraph 3(a) shall be replaced with the word “a”.

(B)           “Return Amount” has the meaning specified in Paragraph 3(b).

(C)           “Credit Support Amount” shall not have the meaning specified in Paragraph 3(b) and, instead, will have the following meaning:

“Credit Support Amount” means, for any Valuation Date, (i) the Secured Party’s Modified Exposure for that Valuation Date minus (ii) the Pledgor’s Threshold; provided, however, that the Credit Support Amount will be deemed to be zero whenever the calculation of Credit Support Amount yields a number less than zero.

(ii)           Eligible Collateral.  The following items will qualify as “Eligible Collateral”:

		Barclays	“Valuation Percentage”
(A)	USD Cash	X	100%
(B)	Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of one year or less from the Valuation Date	X	98.9%
(C)	Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of more than one year but less than ten years from the Valuation Date	X	To be determined and subject to the prior written consent of Moody’s and S&P
(D)	Negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity of ten years or more from the Valuation Date	X	To be determined and subject to the prior written consent of Moody’s and S&P
(E)	Agency Securities having a remaining maturity of one year or less from the Valuation Date	X	To be determined and subject to the prior written consent of Moody’s and S&P
(F)	Agency Securities having a remaining maturity of more than one year but less than ten years from the Valuation Date	X	To be determined and subject to the prior written consent of Moody’s and S&P
(G)	Agency Securities having a remaining maturity of ten years or more from the Valuation Date	X	To be determined and subject to the prior written consent of Moody’s and S&P
(H)

USD denominated Commercial Paper rated A1/P1 by S&P and Moody’s respectively, that (a) settles within DTC, (b) is not issued by Barclays or any of its Affiliates and (c) has a remaining maturity of 30 days or less from the Valuation Date

		X	To be determined and subject to the prior written consent of Moody’s and S&P

For purposes of the foregoing:

(a) “Agency Securities” means negotiable debt obligations which are fully guaranteed as to both principal and interest by the Federal National Mortgage Association, the Government National Mortgage Association or the Federal Home Loan Mortgage Corporation, but excluding (i) interest only and principal only securities and (ii) Collateralized Mortgage Obligations, Real Estate Mortgage Investment Conduits and similar derivative securities.

(b) “DTC” shall mean The Depository Trust & Clearing Corporation, or its successor.

(c) “Moody’s” shall mean Moody’s Investors Service, Inc., or its successor.

(d) “S&P” shall mean Standard & Poor’s Ratings Group, or its successor.

(e) Eligible Collateral of the type described in Paragraph 13(b)(ii)(H) may never constitute more than 20% of the total Value of Posted Collateral.

(f) With respect to Posted Collateral consisting of Eligible Collateral of the type described in Paragraph 13(b)(ii)(H), the aggregate Value of such Posted Collateral issued by the same issuer may never be greater than 33% of the aggregate Value of all Posted Collateral consisting of Eligible Collateral of the type described in Paragraph 13(b)(ii)(H).

(iii)          Other Eligible Support.  There shall be no “Other Eligible Support” for purposes of this Annex, unless (A) agreed in writing between the parties and (B) upon the prior written consent of Moody’s and S&P.

(iv)          Thresholds.

(A)          “Independent Amount” means zero.

(B)           “Threshold” shall not apply with respect to the Counterparty and, with respect to Barclays, shall mean the amounts determined on the basis of the lower of the Credit Ratings set forth in the following table, provided, however, that if (i) Barclays has no Credit Rating, or (ii) an Event of Default has occurred and is continuing with respect to Barclays, Barclays’ Threshold shall be U.S.$0:

CREDIT RATING (S&P /Moody’s)	THRESHOLD Barclays

S&P: A-1 or above; and	Infinity

Moody’s (long-term senior unsecured debt of Barclays): A1 or above; and

Moody’s (short-term senior unsecured debt of Barclays): P-1 or above.

S&P: Below A-1; or	US$0

Moody’s (long-term senior unsecured debt of Barclays): Below A1 or A1 on negative watch; or

Moody’s (short-term senior unsecured debt of Barclays): Below P-1 or P-1 on negative watch.

As used herein:

“Credit Rating” means, with respect to (a) S&P, the rating assigned by S&P to the short-term senior unsecured debt of Barclays, and (b) Moody’s, the rating assigned by Moody’s to the long-term senior unsecured debt of Barclays or to the short-term senior unsecured debt of Barclays, as applicable.

(C)           “Minimum Transfer Amount”, with respect to a party on any

Valuation Date, means U.S. $100,000.

Rounding.  The Delivery Amount and the Return Amount will be rounded up and down to the nearest integral multiple of 10,000, respectively.

(c)           Valuation and Timing.

(i)            “Valuation Agent” means Barclays, unless an Event of Default with respect to Barclays is continuing, in which case “Valuation Agent” shall mean the Counterparty or a financial institution selected by the Counterparty in its reasonable discretion.

(ii)           “Valuation Date” means weekly on the last Local Business Day of each week or more frequently if agreed in writing by the parties.

(iii)          “Valuation Time” means the close of business in the city of the Valuation Agent on the Valuation Date or date of calculation, as applicable.

(iv)          “Notification Time” means 12:00 p.m., New York time, on a Local Business Day.

(d)           Conditions Precedent.  With respect to Barclays, any Additional Termination Event (if Barclays is the Affected Party with respect to such Termination Event) will be a “Specified Condition”.

(e)           Substitution.

(i)            “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)           Consent.  Inapplicable.

(f)            Dispute Resolution.

(i)            “Resolution Time” means 1:00 p.m., New York time, on the Local Business Day following the date on which the notice is given that gives rise to a dispute under Paragraph 5.

(ii)           Value.   For the purposes of Paragraphs 5(i)(C) and 5(ii), the Value of Posted Credit Support other than Cash will be calculated as follows:

(A) with respect to any Eligible Collateral except Cash, the sum of (I) (x) the mean of the high bid and low asked prices quoted on such date by any principal market maker for such Eligible Collateral chosen by the Disputing Party, or (y) if no quotations are available from a principal market maker for such date, the mean of such high bid and low asked prices as of the first day prior to such date on which such quotations were available, plus (II) the accrued interest on such Eligible Collateral (except to the extent Transferred to a party pursuant to any applicable provision of this Agreement or included in the applicable price referred to in (I) of this clause (A)) as of such date; multiplied by the applicable Valuation Percentage.

(iii)          Alternative.  The provisions of Paragraph 5 will apply.

(g)           Holding and Using Posted Collateral.

(i)            Eligibility to Hold Posted Collateral; Custodians.  Counterparty and its Custodian will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided that the following conditions applicable to it are satisfied:

(1)           Counterparty is not a Defaulting Party and

(2)           Posted Collateral may be held only in the following jurisdictions:

New York State.

Initially, the Custodian for Counterparty is: Chase Manhattan Bank USA, National Association.

(ii)             Use of Posted Collateral.  The provisions of Paragraph 6(c)(i) will not apply to Counterparty but the provisions of Paragraph 6(c)(ii) will apply to the Counterparty; provided, however, that the Counterparty shall invest, or cause to be invested, Posted Collateral in the form of Cash in such Eligible Investments (as defined in the Indenture) as designated by Barclays.  The Counterparty is authorized to liquidate any Posted Credit Support pursuant to written instructions from Barclays.

(iii)            Holding Collateral.  The Secured Party shall cause any Custodian appointed hereunder to open and maintain a segregated account and to hold, record and identify all the Posted Collateral in such segregated account and, subject to Paragraphs 6(c) and 8(a), such Posted Collateral shall at all times be and remain the property of the Pledgor and shall at not time constitute the property of, or be commingled with the property of, the Secured Party or the Custodian.

(h)           Distributions and Interest Amount.

(i)            Interest Rate.  Not Applicable.

(ii)           Transfer of Interest Amount.  The Transfer of the Interest Amount will be made monthly on the second Local Business Day of each calendar month.

(iii)          Alternative to Interest Amount.  The provisions of Paragraph 6(d)(ii) will not apply and, instead, the Interest Amount payable by the Counterparty specified in subparagraph (h)(ii) will be the amount of actual cash earnings on Posted Collateral in the form of Cash during the relevant Interest Period.

(i)            Additional Representation(s).  Not Applicable.

(j)            Other Eligible Support and Other Posted Support.

(i)            “Value” with respect to Other Eligible Support and Other Posted Support means: Not Applicable.

(ii)           “Transfer” with respect to Other Eligible Support and Other Posted Support means: Not Applicable

(k)           Demands and Notices.

All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, unless otherwise specified here: N/A

Counterparty:

Barclays:

For cash:	For Treasury Securities:

Barclays Bank PLC, NY ABA #026-002-574 F/O: Barclays Swaps & Options Group NY A/C #: 050019228 Ref: Collateral	Bank of NYC/BBPLCLDN ABA

(l)            Addresses for Transfers.

Counterparty: as set forth in notices to Barclays from time to time

Barclays:

(m)          Other Provisions:

(i)            Modification to Paragraph 1: The following subparagraph (b) is substituted for subparagraph (b) of this Annex:

(b) Secured Party and Pledgor.  All references in this Annex to the “Secured Party” will be to Counterparty and all corresponding references to the “Pledgor” will be to Barclays.

(ii)           Modification to Paragraph 2:  The following Paragraph 2 is substituted for Paragraph 2 of this Annex:

Paragraph 2.  Security Interest.  The Pledgor hereby pledges to the Secured Party, as security for its Obligations, and grants to the Secured Party a first priority continuing security interest in and lien on against all Posted Collateral Transferred to or received by the Secured Party hereunder.  Upon the Transfer by the Secured Party to the Pledgor of Posted Collateral, the security interest and lien granted hereunder on that Posted Collateral will be released immediately and, to the extent possible, without any further action by either party.

(iii)          Modification to Paragraph 8(a):  Paragraph 8(a) is modified by deleting the text of clause (iii) thereof and replacing such text with the word “Reserved”.

(iv)          Modification to Paragraph 8(b)(iv):  Paragraph 8(b)(iv) is modified and restated in its entirety to read as follows:

“(iv) to the extent that Posted Collateral or the Interest Amount is not so Transferred pursuant to (iii) above, the Pledgor may withhold payment of any remaining amounts payable by the Pledgor with respect to any Obligations, up to the Value of any remaining Posted Collateral held by the Secured Party, until that Posted Collateral is Transferred to the Pledgor.”

(v)           Modification to Paragraph 8(c):  Paragraph 8(c) is modified and restated in its entirety to read as follows:

“(c)         Deficiencies and Excess Proceeds.  The Secured Party will Transfer to the Pledgor any proceeds and Posted Credit Support remaining after liquidation and/or application under Paragraphs 8(a) and 8(b) after satisfaction in full of all amounts payable by the Pledgor with respect to any Obligations; the Pledgor in all events will remain liable for any amounts remaining unpaid after any liquidation and/or application under Paragraphs 8(a) and 8(b).”

(vi)          Modification to Paragraph 9:  The following first clause of Paragraph 9 is substituted for the first clause of Paragraph 9 of this Annex:

Paragraph 9.   Representations.  The Pledgor represents to the Secured Party (which representations will be deemed to be repeated as of each date on which it Transfers Eligible Collateral) that:

(vii)         Modifications to Paragraph 12:  The following definitions of “Pledgor” and “Secured Party” are substituted for the definitions of those terms contained in Paragraph 12 of this Annex:

“Pledgor” means Barclays, when that party (i) is required to Transfer Eligible Credit Support under Paragraph 3(a) or (ii) has Transferred Eligible Credit Support under Paragraph 3(a).

“Secured Party” means Counterparty, when that party (i) is entitled to receive Eligible Credit Support under Paragraph 3(a) or (ii) holds or is deemed to hold Posted Credit Support.

(viii)        Addition to Paragraph 12:  The following definitions of “Modified Exposure” shall be added immediately after the definition of the term “Minimum Transfer Amount” and immediately prior to the definition of the term “Notification Time” in Paragraph 12 of this Annex:

“Modified Exposure” means, for any Valuation Date, an amount equal to the greater of (i) the sum of the Secured Party’s Exposure for that Valuation Date and the Volatility Buffer, and (ii) the amount of the next scheduled payment that is required to be made by Barclays pursuant to the Transaction.  As used herein:

“Volatility Buffer” means, with respect to the Transaction, an amount equal to the product of (a) the Factor applicable to the Transaction and (b) the Notional Amount of the Transaction.

“Factor” means, with respect to the Transaction, a percentage dependent on Barclays’ Counterparty Rating and the original maturity of the Transaction and determined by the Valuation Agent by reference to the following table:

Counterparty Rating	Maturities up to 5 years (%)	Maturities up to 10 years (%)	Maturities up to 30 years (%)
A-2/P-2	3.25	4.00	4.75

A-3/P-3	4.00	5.00	6.25

BB+/Ba1 or lower	4.50	6.75	7.50

(ix)           Modification to Paragraph 12:  Clause “(B)” of the definition of “Value” will be substituted to read in its entirety as follows:

“(B) a security, the bid price obtained by the Valuation Agent from one of the Pricing Sources multiplied by the applicable Valuation Percentage, if any;”

(x)            Addition to Paragraph 12:  The following definition of “Pricing Sources” shall be added immediately after the definition of the term “Posted Credit Support” and immediately prior to the definition of the term “Recalculation Date” in Paragraph 12 of this Annex:

“Pricing Sources” means the sources of financial information commonly known as Bloomberg, Bridge Information Services, Data Resources Inc., Interactive Data Services, International Securities Market Association, Merrill Lynch Securities Pricing Service, Muller Data Corporation, Reuters, Wood Gundy, Trepp Pricing, JJ Kenny, S&P and Telerate.

(xi)           Expenses.  Notwithstanding Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in the transfer of Eligible Collateral.

Accepted and Agreed:

BARCLAYS BANK PLC

By:
Name:
Title:

WORLD FINANCIAL NETWORK CREDIT CARD MASTER NOTE TRUST

By: Chase Manhattan Bank USA, National Association, not in its individual capacity, but solely as Owner Trustee

By:
Name:
Title: